Exhibit 99.1

News Release

2 North Riverside Plaza, Suite 1300 • Chicago IL 60606 • 800-458-2235 • www.freightcaramerica.com

MEDIA CONTACT	Thomas P. McCarthy
TELEPHONE	(800) 458-2235
FOR RELEASE	December 2, 2015

FreightCar America, Inc. Announces Appointment of Georgia L. Vlamis as

Vice President, General Counsel and Corporate Secretary

CHICAGO, IL, December 2, 2015 – FreightCar America, Inc. (NASDAQ: RAIL) announced today that, effective December 1, 2015, Georgia L. Vlamis is appointed Vice President, General Counsel and Corporate Secretary. In joining FreightCar America, Ms. Vlamis will serve as a key member of the Company’s leadership team, with responsibility for all aspects of the Company’s legal affairs. She will be based at the Company’s Chicago, Illinois headquarters.

Vlamis, 55, joins FreightCar America from Motorola Solutions, Inc., a data communications and telecommunications equipment provider, which she joined in 1995. Ms. Vlamis most recently served as Motorola’s Vice President and Head of Litigation, Antitrust, Regulatory & Product Safety. Earlier in her tenure, she served as Vice President and Lead Counsel for Motorola’s government and enterprise business sector and as Senior Counsel and Director for two of Motorola’s business units. Prior to joining Motorola, Ms. Vlamis was a Partner with the law firm of Wildman, Harrold, Allen & Dixon and an Associate at Sidley & Austin in Chicago.

“Georgia is a great addition to our executive team,” said Joe McNeely, President and Chief Executive Officer of FreightCar America. Mr. McNeely added, “She is a highly accomplished attorney with a breadth of senior-level experience in both legal and business roles. We are delighted to see her join FreightCar America.”

*        *        *

FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts and leases freight cars through its JAIX Leasing Company subsidiary. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and boxcars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Danville, Illinois; Grand Island, Nebraska; Johnstown, Pennsylvania; and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

# # #